Exhibit 10.31

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (“Fourth Amendment”), dated as of this ____ day of ___________, 2003, by and between NAPRO BIOTHERAPEUTICS, INC., a Colorado corporation (“Tenant”) and (i) GUNBARREL FACILITY L.L.C., a Colorado limited liability company (“Gunbarrel”), and (ii) MEYERS LAND & CATTLE COMPANY, a Colorado corporation (“Meyers”)(Gunbarrel and Meyers are collectively referred to herein as “Landlord”).

WHEREAS, Gunbarrel and Tenant heretofore entered into that certain Office Lease dated as of October 16, 1995, and amended pursuant to that certain (a) First Amendment to Lease dated as of November 27, 1995, and (b) Second Amendment to Lease dated as of January 31, 1997 (collectively, including the Third Amendment to Lease described below, the “Lease”), pursuant to which Tenant leased certain premises commonly known as 6304 Spine Road, Module A, Boulder, Colorado, as more particularly described in the Lease the (“Leased Premises”); and

WHEREAS, On or about August 28, 1998, Gunbarrel sold and assigned to Meyers a fifty percent (50%) undivided interest, as a tenant-in-common, in and to the Lease and the real property in which the leased premises are located (the “Property,” as more particularly described in Exhibit A of the Lease); and

WHEREAS, Landlord and Tenant thereafter entered into that certain Third Amendment to Lease dated as of February 6, 2002; and

WHEREAS, the Leased Premises currently consist of a total of approximately 53,948 net rentable square feet, as depicted on Exhibit A attached hereto); and

WHEREAS, Landlord and Tenant now desire to modify and amend the Lease to provide for Tenant’s relinquishment of approximately 29,154 square feet of the Leased Premises on or before June 1, 2003 (the “Phase 1 Space”), and the remaining approximately 24,794 square feet of the Lease Premises on or before December 31, 2003 (the “Phase 2 Space”), all on the terms and conditions set forth herein below (The Leased Premises, the Phase 1 Space and the Phase 2 Space are each identified on Exhibit A attached hereto).

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, Landlord and Tenant agree as follows:

1.             All terms used herein which are not otherwise defined herein shall have the respective meanings ascribed to them in the Lease.

2.             On or before June 1, 2003, Tenant shall vacate and surrender to Landlord full possession of the Phase 1 Space, as depicted in Exhibit A attached hereto. Accordingly, commencing June 1, 2003:

(a)       the “Leased Premises,” as that term is used in the Lease shall mean only the Phase 2 (and shall consist of approximately 24,794 sq. ft.);

(b)       Base Rent for the period from June 1, 2003 through December 31, 2003 shall be $17,087.20 per month (+NNN); and

(c)       Tenant’s percentage share of Building Operating Expenses shall be 14.5% (24,794 sq. ft. ÷ 170,998 sq. ft.).

3.             On or before December 31, 2003, Tenant shall vacate and surrender to Landlord the Phase 2 Space (constituting all of the remaining Leased Premises), and the Lease shall be terminated and of no further force or effect except for Tenant’s obligation and liability for damages to the Leased Premises, Tenant’s obligation to restore that portion of Phase 2 depicted on Exhibit B to “shell condition” at Tenant’s sole cost and expense, and as otherwise provided herein and in the Lease. For purposes of this Amendment, “shell condition” shall mean completion of all work set forth in Exhibit C (“Scope of Work”) attached hereto to Landlord’s reasonable satisfaction. All such obligations and liabilities of Tenant in this Paragraph 3 shall survive the termination of the Lease.

4.             Tenant hereby acknowledges and reaffirms its covenants and obligations regarding “Hazardous Substances”, as defined and set forth in Section 7 of the Lease Addendum attached to the Lease, and in particular affirms its obligation to clean-up any Hazardous Substances and indemnify Landlord therefor, in accordance with Subsections 7.3 and 7.4 of the Lease Addendum. Tenant hereby further agrees that all such obligations and liabilities of Tenant in said Section 7 of the Lease Addendum shall survive the termination of the Lease.

5.             Concurrently with the mutual execution of this Amendment, Tenant shall pay to Landlord, in cash or other immediately available funds (a) a lease termination fee in the amount of $139,808.38, (b) reimbursement of the brokerage commission due to Cushman and Wakefield in the amount of $34,305.38, and (c) a tenant improvement allowance in the total amount of $75,000.00.

6.             Notwithstanding anything herein to the contrary, the parties hereby expressly acknowledge and agree that this Amendment is subject to and contingent upon Lessor entering into a lease amendment (“Lockheed Lease Amendment”) with Lockheed Martin Corporation (“Lockheed”), in form and on terms and conditions acceptable to Lessor in its sole and absolute discretion, pursuant to which Lockheed shall lease the Leased Premises. If the Lockheed Lease Amendment is not obtained by Landlord on or before March 31, 2003, this Amendment shall be deemed null and void (unless otherwise agreed by the parties in writing), in which event Lessor shall refund the lease termination fee, brokerage commission and tenant improvement allowance paid by Lessee to Lessor in accordance with Paragraph 5 above.

7.             Other than as expressly provided herein, Lessor and Lessee warrant and represent to each other that neither party has employed, engaged or retained a broker in connection with the transaction contemplated in this Amendment, with the Lease or Lockheed Martin Corporation’s leasing of the Leased Premises. Lessor shall indemnify Lessee against any expense or liability incurred by Lessee as a result of any claim for brokerage or other commissions made by any broker, finder, or agent, whether or not meritorious, employed by Lessor or claiming by, through, or under Lessor. Lessee shall indemnify Lessor against any expense or liability incurred by

Lessor as a result of any claim for brokerage or other commissions made by any broker, finder, or agent, whether or not meritorious, employed by Lessee or claiming by, through, or under Lessee.

8.             Except as modified by this Fourth Amendment, the Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby ratified and confirmed.

9.             Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Fourth Amendment shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.

10.           This Fourth Amendment may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment of Lease as of the day and year first above written.

LANDLORD:
GUNBARREL FACILITY L.L.C., a Colorado limited liability company and MEYERS LAND & CATTLE COMPANY, a Colorado corporation

By: Colorado & Santa Fe Real Estate Company
Their: Property Management Agent

By:

Milt Burlingame, President

TENANT:
NAPRO BIOTHERAPEUTICS, INC., a Colorado corporation

By:

Gordon Link, Vice President, Finance/CFO

EXHIBIT A

Leased Premises, Phase 1 Space
and Phase 2 Space

EXHIBIT B

Partial Restoration of Phase 2 Space

EXHIBIT C

Scope of Work